UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                         Act of 1934 (Amendment No. __)

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss. 240.14a-12

                       FIRST MONTAUK FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                BMAC CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14a(6)(i)(1) and 0-11

      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:
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      (3)   Per unit price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)   Proposed maximum aggregate value of transaction:

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

      (5)   Total fee paid:

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|_|   Fee previously paid with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form of Schedule and the date of its filing.

      (1)   Amount Previously Paid:

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      (2)   Form, Schedule or Registration Statement No.:

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      (3)   Filing Party:

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      (4)   Date Filed:

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                                       2

                       2005 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                       FIRST MONTAUK FINANCIAL CORPORATION

                                 PROXY STATEMENT
                                       OF
                                BMAC CORPORATION

      This proxy statement is being furnished to the stockholders of First Montauk Financial Corporation, a New Jersey corporation with principal executive offices at Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, NJ 07701 (the "Company"), in connection with the solicitation of proxies by BMAC Corporation for use at the 2005 Annual Meeting of Stockholders of the Company, and any adjournments, continuations or postponements thereof (the "2005 Annual Meeting"), to elect Shlomo Eplboim, Michael A. Poutre and Dr. Eli E. Hendel (the "BMAC Nominees") as directors of the Company and to vote against a proposal to amend the Company's Restated Certificate of Incorporation.

      THE BMAC NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERST OF STOCKHOLDERS. WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF THE COMPANY CAN BEST BE EXPRESSED THROUGH THE ELECTION OF THE BMAC NOMINEES. ACCORDINGLY, WE URGE YOU TO VOTE YOUR PROXY CARD FOR SHLOMO EPLBOIM AND MICHAEL A. POUTRE AS CLASS I DIRECTORS, AND DR. ELI E. HENDEL AS A CLASS III DIRECTOR. WE ALSO URGE YOU TO VOTE AGAINST A PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION. WE BELIEVE THE SUBMISSIONS FROM THE COMPANY SERVE TO BENEFIT THE COMPANY AND ITS DIRECTORS, AND NOT THE SHAREHOLDERS.

      BMAC Corporation is a Nevada corporation with principal offices at 7060 Hollywood Blvd., Suite 522, Los Angeles, CA 90028 ("BMAC"). BMAC beneficially owns an aggregate of approximately 1,966,700 shares of the Company's common stock, no par value per share (the "Common Stock"), representing approximately 13.03% of the 15,324,051 shares of Common Stock of the Company outstanding as of March 31, 2005, as reported in the Company's Annual Report on Form 10-K filed for the year ended December 31, 2004. The Common Stock of the Company beneficially owned by BMAC represents approximately 11.54% of the outstanding Common Stock and Series B Convertible Redeemable Preferred Stock, $0.10 par value per share (the "Series B Preferred Stock") of the Company entitled to vote at the 2005 Annual Meeting (the "Voting Power"). Unless otherwise noted, references in this proxy statement to the percentage of Voting Power owned by any person were computed based upon the number of outstanding shares of Common Stock and Series B Preferred Stock as reported by the Company as of March 31, 2005.

      The Company's Board of Directors (the "Board") has announced that the 2005 Annual Meeting will be held on Thursday, June 23, 2005 at 10:00 a.m., Eastern Daylight Time, at the principal executive offices of the Company, located at Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, New Jersey 07701. Wednesday, May 18, 2005 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

      The date of this proxy statement is May 25, 2005, and BMAC expects to first send or make this proxy statement available to shareholders on or about June 6, 2005.

      IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE PROXY CARD AS SOON AS POSSIBLE.

      Any stockholder of the Company who executes and delivers a proxy will have the right to revoke it at any time before it is voted, by filing an instrument revoking the earlier proxy or a duly executed proxy bearing a later date with BMAC at 7060 Hollywood Blvd., Suite 522, Los Angeles, CA 90028, or with the Secretary of the Company at its principal executive offices at Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, NJ 07701, or by voting in person at the 2005 Annual Meeting. Stockholders who hold their shares through a broker, bank or other nominee and wish to vote at the meeting must bring to the meeting a letter from the broker, bank or other nominee confirming such beneficial ownership of the shares to be voted.

      If you have any questions about giving your proxy or require assistance please contact:

                                   Einav Snir
                            c/o Eplboim, Poutre & Co.
                         8383 Wilshire Blvd., Suite 100
                             Beverly Hills, CA 90211

                        COMPOSITION OF BOARD OF DIRECTORS

      Based on information contained in reports filed by the Company with the Securities and Exchange Commission (the "Commission"), the Board is currently comprised of five directors, divided into three classes (Classes I, II and III) consisting of two directors each of Classes I and II, and one director presently remaining in Class III. As of December 31, 2002, Mr. David I. Portman, formerly a Class III director, resigned. Mr. Portman's vacated position has yet to be filled.

         CERTAIN INFORMATION CONCERNING BMAC, THE BMAC NOMINEES AND THE
                     OTHER PARTICIPANTS IN THE SOLICITATION

      Information concerning BMAC and Messrs. Eplboim, Poutre and Dr. Hendel, each of whom may be deemed "participants in the solicitation" as defined in the proxy rules promulgated by the Commission under the Securities Exchange Act of 1934, as amended, and their affiliates and associates (each a "Participant" and, collectively, the "Participants"), is set forth below. Except as otherwise described herein, all transactions in the securities of the Company effected within the past 2 years by the Participants and their affiliates are contained in Appendix A attached hereto.

      Each of the BMAC Nominees has given his consent to be named in this proxy statement and any other proxy statement for the 2005 Annual Meeting and has confirmed his intent and consent to serve on the Board if elected. If the BMAC Nominees are elected and take office as directors, they intend to discharge their duties as directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. The information below concerning the age, principal occupation, directorships and beneficial ownership of Common Stock has been furnished by the respective BMAC Nominees.


Name, Business Address       Present Principal Occupation and Principal        Shares of
and Age                         Occupation During Last (5) Years, and           Common         Percent of
                                            Directorships                        Stock           Common
                                                                                 Owned           Stock
---------------------------------------------------------------------------------------------------------
Shlomo Eplboim,              Chief Financial Officer and Chairman of the         0               0.0%
c/o Eplboim, Poutre & Co.,   Board, Eplboim, Poutre & Co. since 2001.
8383 Wilshire Blvd., Suite   Vice President of Investments and Private
100,                         Managed Accounts Coordinator, Prudential
Beverly Hills, CA 90211      Securities 1999 through 2001. Director and
Age 33                       Chairman of the Board, The Blue and White
                             Fund since 2003.

Michael A. Poutre            President, Chief Executive Officer and              0               0.0%
c/o Eplboim, Poutre & Co.,   Director, Eplboim, Poutre & Co. since 2001.
8383 Wilshire Blvd., Suite   Financial Advisor, Van Kasper & Co., 1999
100,                         through 2001.  President and Secretary, the
Beverly Hills, CA 90211      Blue and White Fund since 2003.
Age 33

Dr. Eli E. Hendel,           Doctor of Internal Medicine, Eli E. Hendel,      245,700            1.6%
1500 S. Central Ave.,        MD, P.C. since 1986.  Specializing in
Suite 117                    pulmonary diseases.  Director, Glendale
Glendale, CA 91204           Memorial Medical Group, 1995 through 2002.
Age 52

      Messrs. Eplboim and Poutre are former registered representatives of the Company. As registered representatives, they were entitled to a percentage commission and/or fees generated in the course of any securities sales they completed. In their former capacity as registered representatives of the Company, Messrs. Eplboim and Poutre participated in, among other things, the sale and issuance of the Company's convertible debentures to accredited investors in 2002 and 2003.

      Messrs. Eplboim and Poutre have appeared on CNBC and Fox News, and have been interviewed in such publications as the New York Times, Forbes, and Business Week. They have also appeared countless times on television in the greater Los Angeles area. Morningstar fund rating service has described Messrs. Eplboim and Poutre, founders of the Blue and White Fund (Nasdaq: BWFAX), as "having a lot of moxie." Additionally, Business Week has stated that Shlomo Eplboim "certainly can be called a mensch - Yiddish, for an admirable person." The Blue and White Fund is the first actively managed mutual fund in the U.S. to invest specifically in Israeli based companies.

      Messrs. Eplboim and Poutre are currently engaged in arbitration before the NASD concerning approximately $100,000, which the Company alleges to be owed by Messrs. Eplboim and Poutre. The alleged debt relates to forgivable employee loans. The Company initiated this action against Messrs. Eplboim and Poutre in October 2004 and the case is still pending. Messrs. Eplboim and Poutre strongly dispute the claims made by the Company and believe these claims are motivated by the Company's intention to discredit them. Messrs. Eplboim and Poutre intend on vigorously defending themselves in this matter.

      Eli E. Hendel, MD, is a respected internist in the Los Angeles area. Dr. Hendel specializes is pulmonary diseases. Since 1986 Dr. Hendel has been the sole shareholder and an employee of Eli E. Hendel, MD, P.C., a medical practice. Dr. Hendel has also served as a director of the Glendale Memorial Medical Group. Dr. Hendel owns approximately 1.6% of the outstanding common stock of BMAC.

      BMAC acquired an interest in the Company in October 2004 (see Appendix A). Some stockholders in BMAC individually acquired the Company's convertible debentures in 2002 and 2003. Additionally, some BMAC stockholders have acquired common stock separately (see Appendix A). Taking into account shares BMAC owns directly, and Common Stock held by BMAC stockholders which BMAC may be deemed to hold beneficial ownership over, BMAC currently holds approximately 1,996,700 shares of the Company's common stock, representing approximately 11.54% of the Voting Power entitled to vote at the 2005 Annual Meeting as of March 31, 2005.

      BMAC is a Nevada corporation with principal executive offices in Los Angeles, California. BMAC was formed primarily as an investment vehicle with which to acquire shares in the Company, with a purpose towards effectuating a change in control of the Company.

      The President of BMAC is Mr. Amnon Kawa. Mr. Kawa is a retired real estate builder/developer who specialized in the development of residential, multi-family and commercial projects. Mr. Kawa has a thirty (30) year history as a builder/developer, which began with the formation Ami Builders Corporation in 1969, which specialized in the construction of apartment buildings and condominiums. In 1995, Mr. Kawa helped found and was a partner in BEAM Development, L.L.C., which developed residential and commercial real estate projects in California and Arizona. Mr. Kawa is a native of Israel and currently resides in Los Angeles, California. Mr. Kawa is 64 years old.

      Yigal Agaki is the Vice-president, Secretary and Treasurer of BMAC. Mr. Agaki is 33 years old. In addition to his duties for BMAC, Mr. Agaki is the owner of Hover View Investigations, which he formed in 2004. From 2000 until the formation of Hover View Investigations, Mr. Agaki was the sole owner and operator of Hover View Helicopters.

      Except as noted in this Proxy Statement and in Appendix A, none of the BMAC Nominees, Participants or their associates is a record or beneficial owner of Common Stock or Class B Preferred Stock of the Company. Except as noted above, none of the BMAC Nominees and Participants owns beneficially, directly or indirectly, securities of any parent or subsidiary of the Company.

      Other than as disclosed in this Proxy Statement, none of the BMAC Nominees and Participants is, and was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

      None of the BMAC Nominees and Participants has any position or office with the Company, and none of the BMAC Nominees has any arrangement or understanding with any other person pursuant to which he was selected to be a nominee. None of the BMAC Nominees and Participants nor any of their associates have any arrangement or understanding with any person with respect to (A) any future employment by the Company or its affiliates; or (B) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described above, none of the Participants or their associates has a material interest in any transaction or series of transactions engaged in by the Company since the beginning of the Company's last fiscal year.

      None of the entities referred to in this Proxy Statement with which the Participants and BMAC Nominees have been involved during the past five years is a parent or subsidiary of the Company and only BMAC is an affiliate of the Company solely by virtue of BMAC's ownership of Common Stock of the Company.

      Except as set forth herein none of the BMAC  Nominees nor any of the other
Participants: (i) owns any securities of the Company of record, but not beneficially; (ii) owns beneficially any securities of the Company or any parent or subsidiary of the Company; (iii) has any agreement or understanding with any person with respect to any future employment with the Company or its affiliates;
(iv) has any agreement or understanding with any person with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (v) has engaged in or had a direct or indirect interest in any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000; (vi) borrowed any funds for the purpose of acquiring or holding any securities of the Company; or
(vii) is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to securities of the Company. Other than as disclosed in this Proxy Statement, no securities of the Company are beneficially owned by any of the associates of the Participants.

      BMAC intends to vote the shares of Common Stock beneficially owned by it FOR the BMAC Nominees. BMAC also intends to vote AGAINST the proposal to amend the Company's Restated Certificate of Incorporation.

      WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BEFORE IT IS VOTED BY DELIVERING A LATER-DATED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING, OR BY DELIVERING TO THE CORPORATE SECRETARY OF THE COMPANY A WRITTEN NOTICE, BEARING A DATE LATER THAN THE DATE OF THE PROXY, STATING THAT THE PROXY IS REVOKED.

                                    PROPOSALS

Proposal 1 - Election of Class I Directors

      According to the Company's Preliminary Proxy Statement for the 2005 Annual Meeting filed with the Commission on May 6, 2005 (the "Preliminary Proxy Statement") two Class I directors are to be elected to the Company's Board at the 2005 Annual Meeting. BMAC proposes that the Company's stockholders elect Shlomo Eplboim and Michael A. Poutre as directors of the Company at the 2005 Annual Meeting. Messrs. Eplboim and Poutre, if elected, would hold office until the 2008 annual meeting.

      WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF SHLOMO EPLBOIM AND MICHAEL A. POUTRE BY SIGNING, DATING AND RETURNING THE ENCLOSED BMAC PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED TO YOU WITH THIS PROXY STATEMENT. IF YOU HAVE SIGNED THE BMAC PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE ALL THE SHARES REPRESENTED BY THE BMAC PROXY CARD FOR THE ELECTION OF ALL THE NOMINEES NAMED ON THE BMAC PROXY CARD.

Proposal 2 - Amendment To Certificate of Incorporation

      The current Board seeks stockholder approval to amend the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 30,000,000 to 60,000,000. The Board has stated that it is necessary to increase the number of authorized shares in order to provide flexibility to issue shares for general corporate purposes that may be identified in the future. BMAC believes this proposal is not in the best interest of shareholders as it may lead to a dilution of interests of current shareholders.

      As stated above, the Company recently issued to William Kurinsky preferred stock, which is convertible into 1,978,240 shares of Common Stock. BMAC is concerned that the Company and Board will use the ability to issue additional shares of Common Stock to benefit insiders, which is to the detriment of other stockholders whose interests may be greatly diluted.

      The Board claims that the proposal to increase the number of authorized shares is not done with the intent that it be utilized as an anti-takeover device. Nevertheless, the Board has set forth ways in which the increase in authorized shares can be used as an anti-takeover device, such as issuing new shares of Common Stock to friendly parties opposed to takeover attempts. BMAC believes that this proposal is intended to preserve the current control of the Company at the expense of shareholders and their investments. BMAC also believes that a change in control of the Company is necessary to set the Company on a path towards sustained profitability. BMAC is also opposed to any measures, anti-takeover or otherwise, that serve to dilute the interests of existing shareholders.

      WE STRONGLY URGE YOU TO VOTE AGAINST THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AITHORIZED SHARES OF COMMON STOCK BY SIGNING, DATING AND RETURNING THE ENCLOSED BMAC PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED TO YOU WITH THIS PROXY STATEMENT. IF YOU HAVE SIGNED THE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE ALL THE SHARES REPRESENTED BY THE PROXY CARD AGAINST THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION. WE BELIEVE THIS PROPOSAL SERVES TO BENEFIT ONLY THE EXISTING BOARD AND MANAGEMENT, AND IS NOT IN THE BEST INTEREST OF SHAREHOLDERS.

Proposal 3 - Election of A Class III Director

      As stated above, as of December 31, 2002, Mr. David I. Portman, a Class III director, resigned from the Board leaving a total of five (5) directors. Pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation vacancies resulting from the resignation of a director are to be filled by the affirmative vote of a majority of the remaining directors "for the remainder of the full term of the class of [d]irectors in which the vacancy occurred and until such director's successor shall be elected and qualify." The remaining directors have yet to elect a successor to Mr. Portman and as a result have been in violation of the Amended and Restated Certificate of Incorporation, which states that the number of directors "shall be not less than six."

      Election of the Class III directors was scheduled to occur during the 2003 annual meeting of the Company. At that time the Board failed to nominate a second Class III director to be voted upon and fill the vacant directorship. BMAC proposes that the vacancy in the Class III directorship be filled by a vote of the stockholders, which shall occur at the 2005 Annual Meeting. In connection therewith BMAC is nominating Dr. Eli E. Hendel to serve as a Class III director. Such election will fill the vacancy existing among Class III directors and bring the Company into compliance with its Amended and Restated Certificate of Incorporation.

      The election of a Class III director brings the total number of directors to six, thereby creating the possibility that the Board may deadlock on one or more decisions concerning the Company's business. BMAC is unable to provide you with details concerning how such deadlocks would be resolved. Despite requests for copies of the Company's bylaws the Company has failed to provide such documents. A copy of the Company's bylaws is attached as an Exhibit to the Form S-1 filed in 1989. It conflicts in many instances with the terms of the Amended and Restated Certificate of Incorporation, and in BMAC's opinion, the former cannot be relied upon at this time as an accurate reflection of the Company's governing statements. However, New Jersey law provides that a court of law may appoint one or more provisional directors if such appointment is in the best interests of the shareholders and directors. In the event the Directors are deadlocked with respect to a particular issue or decision, with a proper showing a court may appoint a provisional director to help break such deadlock.

      WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF DR. ELI E. HENDEL BY SIGNING, DATING AND RETURNING THE ENCLOSED BMAC PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED TO YOU WITH THIS PROXY STATEMENT. IF YOU HAVE SIGNED THE BMAC PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE ALL THE SHARES REPRESENTED BY THE BMAC PROXY CARD FOR THE ELECTION OF ALL THE NOMINEES NAMED ON THE BMAC PROXY CARD.

                  BACKGROUND AND REASONS FOR THIS SOLICITATION

      BMAC believes that the market value and performance of the Company's Common Stock has been adversely affected by a history of poor judgment by the Board, officers and management, which is evidenced by (1) attempts to merge with a financial services company that has a history of regulatory problems and dubious activities, (2) a pattern of providing excessive amounts of compensation to members of upper management, and (3) the inability to sustain positive earnings. As a result, BMAC believes the shareholder base has become disenchanted with the Company's management and the Board's oversight. BMAC believes that the shortcomings of management and the Board fall into, among others, the following categories:

Merger With Olympic Cascade Financial Corp.

      In October 2004, the Company announced its intent to merge with Olympic Cascade Financial Corp. ("Olympic"). There are considerable risks to merging with Olympic. Olympic has a history of being unable to meet National Association of Securities Dealers, Inc. ("NASD") capital requirements. It should be noted that (1) although Olympic thought they raised sufficient capital to meet those requirements, a NASD arbitration panel ruled in September 2004 that $1 million obtained from investors must be returned, and (2) eight days following the announcement that the Company would merge with Olympic, the American Stock Exchange announced that it would delist Olympic's stock, in part due to Olympic's failure to meet minimum-net-capital requirements. Such a move makes it more difficult for Olympic to raise necessary capital. Also of significance is the fact that in August 2004 the NASD found that Olympic's brokerage subsidiary engaged in the improper trading of mutual funds and suspended Olympic from engaging in such activities. The brokerage subsidiary agreed to pay a sizeable settlement, but as of the filing of its last annual report, less than half of the total settlement had been paid.

      In a letter to shareholders dated May 3, 2005, the Company states that these events and others "were events which were considered during our merger negotiations, and does not impact the value of the merger to our shareholders." This statement evidences a lack of forward thinking and concern for stockholder's investments in the Company, and is not surprising for a Company with its own history of regulatory problems. For example, in April 2004, the Company was fined and suspended from issuing research for three months after the Company released a misleading stock report and failed to disclose that the Company owned warrants to buy the stock referenced in such report.

      BMAC believes that the terms of the current merger unfairly favor Olympic' shareholders. Pursuant to the original terms of the merger plan dated February 10, 2005, for every share of the Company's Common Stock, 0.5055 new shares of Olympic stock would be issued; effectively a 2:1 exchange ratio. Shares of common stock of the Company and Olympic closed at $1.05 and $1.00 per share, respectively, that day. On May 11 the Company announced revised terms of the merger such that the exchange ratio is now 1.75:1. Shares of common stock of the Company and Olympic closed at $1.05 and $1.25 per share, respectively, that day. BMAC believes that with the prices of each stock so near in value, it is inappropriate to issue 1.75 shares of Common Stock for each share of Olympic common stock. This rewards Olympic shareholders with a substantial premium, while diluting the interests of the Company's current stockholders who receive no such premium.

      BMAC and the BMAC Nominees believe that merging with a brokerage company that has a history of financial and regulatory problems is not in the best interests of the Company, its stockholders or convertible debenture-holders.

Use of Corporate Funds

      o Background

      In 2003, the Company offered to accredited investors the opportunity to acquire up to $3 million in convertible debentures. During the last calendar quarter of 2003, the Company sold $1.895 million of convertible debentures to accredited investors. In its Offering Memorandum the Company pledged that the "proceeds of the [o]ffering will be utilized for working capital purposes." As described below, it appears that once the Company became aware of how much money would be raised through its offering of convertible debentures, upper management received significant increases in compensation despite the Company's precarious financial position.

      In its Offering Memorandum, the Company detailed the following annual compensation paid to the top three executives in the Company, pursuant to employment agreements entered into August 2002:

             Name:                                        2002 Compensation:
             --------------------------                   ------------------
             Herbert Kurinsky                                 $181,218
             William Kurinsky                                 $181,218
             Robert I. Rabinowitz                             $150,000

      Despite the fact that the Company realized a net loss of over $3.5 million for 2003, documents filed with the Securities and Exchange Commission indicate that Messrs. Kurinsky received salary increases of $50,000 each during 2003.

      o Excessive Increases In Executive Compensation: Three New Employment Contracts In Three Years

      In December 2003, when the Company was aware of how much it would receive through the offering of convertible debentures, the Company entered into new employment agreements with its top three executives, despite the fact the Company had executed employment agreements with Messrs. Kurinsky 16 months earlier. Such agreements became effective on January 1, 2004, the same date on which funds from the above-mentioned offering became available to the Company. Pursuant to the new employment agreements, these individuals became entitled to base salaries in the aggregate amount of $750,000 (a 46% increase over 2002 base salaries and a 39% increase over 2003 base salaries). The new employment agreements also provided very generous bonus plans, opportunities to acquire stock options and warrants, and the award of an additional 375,000 restricted shares of common stock to each executive. All of this occurred despite the fact that the Company lost over $3.5 million for the year.

      In addition to the increase in base salaries, Messrs. Kurinsky and Mr. Rabinowitz received annual bonuses of $260,000. Annual bonuses had not been paid since 2000, and even then amounted to just over $50,000 for all three individuals. The bonuses paid to Messrs. Kurinsky were sufficiently large enough to enable these persons to apply a portion of their bonuses against debts each owed to the Company. In effect, not only did Messrs. Kurinsky receive large bonuses during 2003, but debt forgiveness as well.

      Increases in compensation and the payment of bonuses were made despite the fact that the Company was in a deficit position (corporate liabilities exceed corporate assets) and had suspended the payment of dividends on preferred stock. BMAC and the BMAC Nominees believe that the directors of the Company have continually shown a tendency to exercise poor judgment in the use of company funds.

      o Separation Agreement with Former CEO

      In the Form 8-K filed February 8, 2005, the Company provided notice that a new Chief Executive Officer has been appointed to succeed William Kurinsky, who will remain as a director of the Company. The Company states in such filing that a change in leadership is in the best interests of the Company "whether or not the merger [with Olympic] is completed." As an additional reason for the management change, the Company cited financial obligations that would have become due to William Kurinsky in the event of a change in control over the Company.

      Though William Kurisnky was not an effective leader for the Company, and despite the fact that the Company remained in a deficit position, the Company provided him with a significant compensation package as part of his separation from the Company. The Company is now obligated to pay him as a consultant $151,200 per year for two years. Additionally, he received a new class of B Preferred Shares convertible into 1,978,240 shares of common stock (effectively granting him an additional 11.4% vote on Company matters). The preferred shares carry the equivalent voting rights of 1,978,240 common shares, and pay an 8-percent cumulative dividend. William Kurinsky also received a $200,000 note, which bears interest at eight percent (8%), and a lump-sum cash payment of $136,000. It should be noted that he received other benefits as well including stock options, health insurance, and entitlement to an annual bonus. The lack of foresight the Company exhibited in executing a new employment agreement in late 2003 with William Kurinsky, has proved to be a very costly mistake and creates the appearance that William Kurinsky has received a substantial financial windfall in this process. Shareholders should question the judgment of the Board and management in providing William Kurinsky with a new employment agreement that would be terminated soon after it became effective as well as management's motives behind such moves. Additionally, shareholders should question whether it was appropriate to terminate this contract before regulatory and shareholder approval of the proposed merger. Further, BMAC believes that Mr. Kurinsky's resignation does not represent a true departure from the company and merely served as an opportunity for him to obtain additional compensation from the Company at the shareholders expense.

      The  Company  has  appointed  Victor  Kurylak  as its new Chief  Executive
Officer. In connection therewith, Mr. Kurylak received 1 million shares of Company Common Stock and a new employment agreement. The new employment agreement provides Mr. Kurylak with a base salary of $275,000, plus the opportunity for annual bonuses. Additionally, Mr. Kurylak has recently been appointed as a director of the Company.

The Current Board Lacks Objectivity

      The current Board is unable to provide the Company with an objective outlook as to the Company's financial and business positions, nor is it able to develop an objective strategy for moving the Company toward profitability.

      A majority of the current Board consists of insiders who are related parties or individuals subservient to other board members. Of the current five directors, Herbert Kurinsky and William Kurinsky (who remains as a director despite the termination of his employment with the Company) are uncle and nephew, respectively. Recently employed Victor Kurylak is a member of the Company's management, and is, therefore, beholden to the Kurinskys. Additionally, BMAC believes that Ward R. Jones is not an independent director by virtue of the fact that he holds his securities license through Montauk, putting him in a position where he is also beholden to the Kurinskys and majority of the Board. Effective December 31, 2002 a sixth member of the Board resigned. That position, which could have a mitigating effect on the insiders' ability to control the Board, has not been filled.

Financial Performance of the Company

      In a letter to stockholders dated May 3, 2005, the Company took great pride in announcing a return to profitability for the first time since 1999. For the year ended December 31, 2004 the Company realized net income of $640,000. Net losses for the previous three years were approximately $3.5 million, $3.0 million and $5.2 million, according to the Company's Form 10-K for the year ended December 31, 2003. The positive results for 2004 hardly rewarded stockholders for the years of continued underperformance and does not necessarily indicate that the Company is on a path towards continued profitability. In fact, the Form 10-Q filed for the first quarter of 2005 indicates that the Company realized a net loss of $376,058, as compared to net income of $237,974 for the first quarter of 2004. The Company attributes at least part of the net loss for the first quarter of 2005 to expenses incurred in connection with "a separation agreement with one of our senior officers."

Restoring Confidence and Providing Stronger Stewardship

      BMAC believes that significant new representation on the Board is necessary to restore confidence in the Company, help bring more accountability and discipline to the way the Company is being managed, and insure compliance will regulatory requirements. BMAC believes that the Company's management and Board should, in setting and approving executive compensation, better tie such compensation to the Company's performance, and in that regard, if elected, the BMAC Nominees will closely examine and bring financial analysis to initiatives proposed by management of the Company, and if appropriate, will propose its own initiatives concerning the Company, including among other matters, the level of compensation of the Company's senior management and the best uses of the Company's resources.

      If elected, the BMAC Nominees will seek to (1) develop a corporate climate in which adherence to governmental regulations is of primary importance and install tighter compliance policies, (2) link executive compensation to shareholder returns, and (3) accomplish any other actions as may be necessary to assure that the Company's business and affairs are at all times conducted in accordance with the best interests of its stockholders. The BMAC Nominees will seek to continue conducting due diligence as it relates to the proposed merger with Olympic Cascade. The election of the BMAC Nominees to the Board will not, however, guarantee that the proposed merger with Olympic Cascade will be terminated. The terms of the merger agreement already entered into with Olympic Cascade provide that the agreement can only be terminated upon the occurrence of particular events, most notably, for the Company's failure to obtain stockholder or regulatory approval of such merger. Termination of the agreement for any other reason may expose the Company to significant liabilities that outweigh any benefit gained from the termination of the merger agreement.

      The BMAC Nominees, if elected, will not constitute a majority of the Board, at least until the next annual meeting or some other change in composition of the Board. Accordingly, the slate proposed by BMAC, even if unanimous, will not be able to adopt any measures without the support of at least some members of the current Board. The slate proposed by BMAC should, therefore, be expected to articulate and raise its concerns about the Company's business activities with the rest of the Board members. BMAC may, depending upon future events, seek to nominate additional directors of the Board in the future.

                       VOTES REQUIRED AND VOTES PER SHARE

      According to the Company's Preliminary Proxy Statement, a majority of the Company's outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class, as of the Record Date must be present at the 2005 Annual Meeting in person or by proxy in order to hold the meeting and conduct business. This presence is called a quorum. Shares are counted as present at the 2005 Annual Meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy card. In addition, abstentions and broker non-votes will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker does not receive voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

      Please complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. According to the Company's Preliminary Proxy Statement, the election of directors is by plurality vote, with the nominees receiving the highest vote totals to be elected as directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. A majority of the shares present and voting at the 2005 Annual Meeting is required for approval of the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. According to the Company's Preliminary Proxy Statement, a stockholder voting through a proxy who abstains with respect to approval of the proposal to amend the Restated Certificate of Incorporation or any matter other than the election of directors to come before the 2005 Annual Meeting is considered to be present and entitled to vote on that matter and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter shall not be considered present and entitled to vote thereon.

      Whether or not you are able to attend the 2005 Annual Meeting, you are urged to complete the enclosed proxy and return it in the enclosed self-addressed, prepaid envelope. All valid proxies received prior to the meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy, the shares will be voted in accordance with that specification. IF NO SPECIFICATION IS MADE, THE PERSONS NAMED ON THE ENCLOSED PROXY CARD WILL VOTE YOUR SHARES FOR SHLOMO EPLBOIM AND MICHAEL A. POUTRE WITH RESPECT TO PROPOSAL 1, AGAINST PROPOSAL 2, AND FOR DR. ELI E. HENDEL WITH RESPECT TO PROPOSAL 3.

                                PROXY PROCEDURES

      IN ORDER FOR YOUR VIEWS TO BE REPRESENTED AT THE 2005 ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

      IF YOU ARE A STOCKHOLDER OF RECORD ON THE RECORD DATE OF COMMON STOCK OR CLASS B PREFERRED STOCK YOU WILL RECEIVE A PROXY STATEMENT WITH RESPECT TO EACH CLASS OF SHARES. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FOR THE OTHER CLASS OF THE COMPANY'S STOCK THAT YOU OWN.

     If you have any questions about giving your proxy or require assistance, please call:

                                   Einav Snir
                            c/o Eplboim, Poutre & Co.
                         8383 Wilshire Blvd., Suite 100
                             Beverly Hills, CA 90211

      The accompanying proxy card will be voted at the 2005 Annual Meeting in accordance with your instructions on such card.

                              REVOCATION OF PROXIES

      Any Stockholder who has mailed a proxy card to the Company may revoke it before it is voted by mailing a duly executed proxy card to the Participants bearing a date LATER than the proxy card delivered to the Company. Proxies may also be revoked at any time prior to voting by: (i) delivering to the corporate secretary of the Company a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) delivering a duly executed proxy bearing a later date than the proxy delivered previously; or (iii) attending the 2005 Annual Meeting and voting in person. Stockholders who hold their shares through a broker, bank or other nominee and wish to vote at the meeting must bring to the meeting a letter from the broker, bank or other nominee confirming such beneficial ownership of the shares to be voted.

      Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a stockholder of record on the Record Date, you will retain your voting rights at the 2005 Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares on the enclosed proxy card, even if you sell such shares after the Record Date.

      IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE.

              CERTAIN INTERESTS IN THE PROPOSAL AND WITH RESPECT TO
                            SECURITIES OF THE ISSUER

      To the knowledge of BMAC, neither BMAC nor any employee, shareholder or director who may be deemed Participants in the solicitation of proxies for BMAC for the 2005 Annual Meeting are or have within the past year been parties to any contracts, arrangements, understandings or relationships (legal or otherwise) with respect to any securities of the Company,

      Messrs. Eplboim and Poutre were formerly registered representatives of the Company. Neither individual has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

                       PRINCIPAL SHAREHOLDERS AND OFFICERS

      Other than itself (whose shareholdings are described elsewhere in this proxy statement) and those individuals so stated on the Company's 10-K filed for the year ending December 31, 2004, BMAC is unaware of any person who is the beneficial owner of more than five percent of the outstanding shares of Common Stock. This information is based solely on information contained in documents filed with the Commission by or on behalf of such persons.

                           PROXY SOLICITATION EXPENSES

      Proxies may be solicited by BMAC, its employees, agents, directors, and shareholders by mail, telephone, facsimile, the Internet and personal solicitation. Regular employees, agents, directors, and shareholders of BMAC may solicit proxies on behalf of BMAC, although they will not receive additional compensation for any such efforts. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward BMAC's solicitation material to customers for whom such persons hold shares of Common Stock, and either BMAC or the BMAC Nominees will reimburse them for their reasonable out-of-pocket expenses for doing so.

      The entire expense of preparing, assembling, printing and mailing this proxy statement and related materials, and the cost of soliciting proxies for the proposals endorsed by BMAC will be paid by BMAC and/or the BMAC Nominees. The total expenditures in furtherance of, or in connection with, the solicitation of proxies is approximately $21,000 to date, and is estimated to be up to $33,000 in total. BMAC and/or the BMAC Nominees intend to seek reimbursement for the costs and expenses associated with the proxy solicitation in the event that the BMAC Nominees are elected to the Board of the Company, but do not intend to submit the issue of reimbursement to a vote of the stockholders.

     As of the date hereof, BMAC has not retained a proxy solicitor nor does BMAC expect to retain a proxy solicitor.

                                OTHER INFORMATION

      Certain information regarding the securities of the Company held by the Company's directors, nominees, management and 5% stockholders is contained in the Company's 2005 Preliminary Proxy Statement. Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of Stockholders of the Company must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy for that meeting is also contained in the Company's 2005 Preliminary Proxy Statement. This information is contained in the Company's public filings. The Participants take no responsibility for the accuracy or completeness of such information.

                                    IMPORTANT

            1. If your shares are held in your own name, please mark, date and mail the enclosed proxy card to BMAC, in the postage-paid envelope provided.

            2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a BMAC proxy card to be signed representing your shares.

            3. If you have already submitted a proxy card to the Company for the 2005 Annual Meeting, you may change your vote to a vote FOR the election of the BMAC Nominees by marking, signing, dating and returning the enclosed proxy card for the 2005 Annual Meeting, which must be dated after any proxy you may have submitted to the Company. ONLY YOUR LATEST DATED PROXY FOR THE 2005 ANNUAL MEETING WILL COUNT AT THE ANNUAL MEETING.

            4. If you are a stockholder of record on the Record Date of Common Stock or Class B Preferred Stock you will receive a proxy statement with respect to each class of shares. Please mark, sign, date and return the enclosed proxy card even if you have previously submitted a proxy card for the other class of the Company's securities that you own.

      If you have any questions about giving your proxy or require assistance, please call:

                                   Einav Snir
                           c/o Eplboim, Poutre & Co.
                         8383 Wilshire Blvd., Suite 100
                            Beverly Hills, CA 90211

                                   APPENDIX A

      The following is a summary of all transactions in Company securities by BMAC. Company securities are purchased with capital of BMAC.

--------------------------------------------------------------------------------
       Date                       Transaction               Number of Shares
--------------------------------------------------------------------------------
 October 1, 2004                    Purchase                    980,500
--------------------------------------------------------------------------------

      Note: As stated above, BMAC represents that it owns 1,996,700 shares of Common Stock. The additional shares are owned directly by BMAC stockholders, of which BMAC, for purposes of this and other filings with the Commission, is treated as the beneficial owner. BMAC shareholders individually own the following amounts of Common Stock:

                           AMVA Holdings, LLC          615,000
                           Zu Freeman                   75,000
                           Dr. Eli E. Hendel           245,700
                           Dr. Meir Agaki               20,000
                           Haim Yanai                   60,500

                                      PROXY

           THIS PROXY CARD IS SOLICITED ON BEHALF OF BMAC CORPORATION
                   FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                       FIRST MONTAUK FINANCIAL CORPORATION

      The undersigned hereby constitutes and appoints BMAC Corp. and Yigal Agaki and each of them (acting alone or together), attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of common stock, no par value per share, and/or Class B Convertible Redeemable Preferred Stock, __ par value per share of First Montauk Financial Corporation (the "Company"), that the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Stockholders of the Company to be held on June 23, 2005 at the principal executive offices of the Company located at Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, NJ 07701, and at any and all adjournments, continuations or postponements thereof (the "Meeting"), hereby revoking any proxies previously given, as directed below, and in their discretion upon such other matters as may come before the Meeting. IN NO DIRECTION IS MADE, THE PERSONS NAMED ON THIS PROXY CARD WILL VOTE YOUR SHARES
(1) FOR SHLOMO EPLBOIM AND MICHAEL A. POUTRE FOR DIRECTOR, (2) AGAINST THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AND (3) FOR DR. ELI E. HENDEL TO FILL THE VACANT CLASS II DIRECTOR POSITION.

            PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

   BMAC AND THE BMAC NOMINEES EACH RECCOMMED A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSALS 1 AND 3 BELOW AND "AGAINST" PROPOSAL 2 BELOW.

     Please mark votes as in this example: |X|

        STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY.
                       YOUR VOTE IS VERY IMPORTANT TO US.

--------------------------------------------------------------------------------

                       FIRST MONTAUK FINANCIAL CORPORATION

--------------------------------------------------------------------------------

      1. Election of Class I Directors (please see reverse).

          |_|                        |_|                         |_|
FOR THE NOMINEES LISTED       WITHHELD FROM ALL           VOTE WITHHELD FROM
          BELOW             NOMINEES LISTED BELOW         ALL NOMINEES EXCEPT

      NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "Vote Withheld For All Nominees Except" box and write the name(s) of the nominee(s) you do NOT support on the line below. Your shares will be voted for the remaining nominee(s).

--------------------------------------------------------------------------------

      Nominees for Class I Directors to serve until the 2008 Annual Meeting:

                 Shlomo Eplboim              Michael A. Poutre

      2. Proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000 shares.

          |_| FOR               |_| AGAINST              |_| ABSTAIN

      3. Election of Class III Directors (please see reverse).

          |_|                        |_|                         |_|
FOR THE NOMINEES LISTED       WITHHELD FROM ALL           VOTE WITHHELD FROM
          BELOW             NOMINEES LISTED BELOW         ALL NOMINEES EXCEPT

      NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "Vote Withheld For All Nominees Except" box and write the name(s) of the nominee(s) you do NOT support on the line below. Your shares will be voted for the remaining nominee(s).

--------------------------------------------------------------------------------

      Nominees for Class III Directors to serve until the 2006 Annual Meeting:

                                Dr. Eli E. Hendel

      4. IN THE DISCRETION OF THE PROXY CARD HOLDERS with respect to any other matter which may properly come before the 2005 Annual Meeting. BMAC Corporation is not aware of any other matters that will be presented at the 2005 Annual Meeting.


The shares represented by this proxy card when properly executed will be voted in the manner instructed herein by the undersigned stockholder. If no instructions are given, this proxy will be voted "FOR" the nominees listed above.

IMPORTANT: Please sign your name or names exactly as they appear on these proxy materials. When signing as attorney, executor or administrator, trustee or guardian, please give your full title as such. If shares are held jointly, EACH holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2005 ANNUAL MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.


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Signature(s) of Stockholder(s)                   Date

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Title, if any



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Signature                                        Date

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Title, if any